Exhibit 10.30

CONSULTING AGREEMENT

     CONSULTING AGREEMENT, dated as of February 23, 2005, by and between American Standard Companies Inc., a Delaware Company, with its principal place of business at One Centennial Avenue, Piscataway, New Jersey 08855 (the “Company”) and J. Paul McGrath an individual residing at 7 Lenape Trail, Cedar Grove, New Jersey 07009 (“Consultant”).

     WHEREAS, the Company wishes to avail itself of Consultant’s knowledge, expertise and experience by hiring Consultant as a consultant;

     WHEREAS, Consultant is willing to serve as a consultant to the Company upon the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of their mutual promises, the Company and Consultant agree as follows:

     1. Effective Date. This Agreement shall become effective on the date first stated above (the “Effective Date”).

     2. Consulting Services. During the period beginning on the Effective Date and continuing for one year thereafter, (the “Consulting Period”), Consultant shall provide to the Company, consulting services commensurate with his status and experience with respect to such matters as shall be reasonably requested from time to time by the Chief Executive Officer, the General Counsel or the Board of Directors of the Company.

     Consultant shall not, by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company or its affiliates during the Consulting Period, and shall not have the power or authority to contract in the name of or bind the Company or its affiliates, except as may be expressly stated in a written delegation of such authority from the Chief Executive Officer or the General Counsel of the Company. Consultant shall perform the services hereunder as an independent contractor.

     3. Consulting Fees.

     (a) Fixed Fee. During the Consulting Period, the Company shall pay Consultant monthly in advance a fixed fee at the rate of $8,333.33 per month.

     (b) Expenses. The Company shall also reimburse Consultant for such reasonable travel, lodging and other appropriate expenses incurred by Consultant in the course or on account of rendering consulting services hereunder in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to expenses incurred by officers of the Company.

     4. Confidential Information. Without the prior written consent of the Chief Executive Officer or the General Counsel of the Company, and except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Consultant shall not disclose to any third person any trade secrets, customer lists, drawings, designs, product development, marketing plans, sales plans, management organization, operating policies and manuals, business plans, financial records, any information related to any of the foregoing or other financial, commercial, business or technical information related to the Company or any of its affiliates unless such information has been previously disclosed to the public by the Company or an affiliate or has become public knowledge other than by Consultant’s breach of this Agreement.

     5. Indemnity. The Company shall indemnify Consultant for any claim arising out of or in connection with Consultant’s service as a consultant pursuant to the terms of this Agreement in the same manner and to the same extent as the Company would have indemnified Consultant had he performed such services as an officer of the Company.

     6. Announcement, Public Comment. Consultant and the Company shall mutually agree upon the content of any voluntary statements, whether oral or written, to be made by Consultant or the Company to any third party or parties regarding Consultant’s services as a consultant including, without limitation, any press release or other statements to the press.

     7. Miscellaneous. This Agreement may only be amended by a written instrument signed by the Company and Consultant. Except as otherwise expressly provided hereunder, this Agreement shall constitute the entire agreement between the Company and Consultant with respect to the subject matter hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any notices to be given and any payments to be made hereunder shall be delivered in hand or sent by registered mail, return receipt requested, to the respective party at the address noted above for such party or to such other address as either such party shall direct by written notice given in accordance with this Section 7.

     8. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without reference to the principles of conflicts of law.

IN WITNESS, WHEREOF, the parties have executed this Agreement as of the date first written above.

American Standard Companies Inc.

By:	/s/ Lawrence B. Costello

Lawrence B. Costello
Sr. V.P. – Human Resources

By:	/s/ J. Paul McGrath

J. Paul McGrath

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